Exhibit 4.1

NUMBER UNITS

U-

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP [●]

PERSHING SQUARE TONTINE HOLDINGS, LTD.

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK, ONE-NINTH OF ONE

WARRANT TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK AND A CONTINGENT RIGHT TO RECEIVE ADDITIONAL WARRANTS

THIS CERTIFIES THAT

is the owner of

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK, ONE-NINTH OF ONE WARRANT TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK, AND A CONTINGENT RIGHT TO RECEIVE ADDITIONAL WARRANTS.

Each Unit (“Unit”) consists of one (1) share of Class A common stock, par value $0.0001 per share (“Common Stock”), of Pershing Square Tontine Holdings, Ltd., a Delaware corporation (the “Company”), one-ninth (1/9) of one redeemable warrant (each whole warrant, a “Detachable Redeemable Warrant”) and the right to receive an additional amount of redeemable warrants (each whole such warrant, a “Distributable Tontine Redeemable Warrant,” and together with the Detachable Redeemable Warrant, a “Warrant”). Each whole Warrant entitles the holder to purchase one (1) share (subject to adjustment) of Common Stock for $23.00 per share (subject to adjustment). Each Warrant will become exercisable on the later of (i) thirty (30) days after the Company’s completion of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”), or (ii) twelve (12) months from the closing of the Company’s initial public offering, and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Common Stock and Warrants comprising the Units represented by this certificate are not transferable separately prior to , 2020, unless Citigroup Global Markets Inc., Jefferies LLC and UBS Securities LLC elect to allow earlier separate trading, subject to the Company’s filing of a Current Report on Form 8- K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the offering and issuing a press release announcing when separate trading will begin. Each share of Common Stock included in this Unit that is not redeemed by the holder thereof will have the right to receive that number of Distributable Tontine Redeemable Warrants equal to two-ninths of the aggregate number of Units issued in the Company’s initial public offering (including pursuant to any exercise of the underwriters’ over-allotment option) divided by the number of shares of Common Stock underlying the Units that are outstanding immediately after the redemption of such shares in connection with the Company’s initial Business Combination, and such right shall not be transferable separately from such share of Common Stock at any time. The terms of the Warrants are governed by a Warrant Agreement, dated as of ___________, 2020, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at One State Street, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of its duly authorized officers.

Corporate Secretary	Chief Executive Officer

Pershing Square Tontine Holdings, Ltd.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights. The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	— as tenants in common	UNIF GIFT MIN ACT — Custodian
TEN ENT	— as tenants by the entireties	(Cust)	(Minor)
under Uniform Gifts to Minors Act
JT TEN	— as joint tenants with right of
	survivorship and not as tenants in	(State)
common

Additional abbreviations may also be used though not in the above list.

For value received, ______ hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER(S) OF ASSIGNEE(S))

(PLEASE PRINT OR TYPEWRITE NAME(S) AND ADDRESS(ES), INCLUDING ZIP CODE, OF ASSIGNEE(S))

_____ Shares of the capital stock represented by the within Certificate, and hereby irrevocably constitutes and appoints _______________ Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:

NOTICE: THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:

By

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE).

In each case, as more fully described in the Company’s final prospectus dated _____________, 2020, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the shares of Class A common stock sold in its initial public offering and liquidates because it does not consummate an initial business combination by _____________, 2022 (or by , 2023, if such period is extended pursuant to the Company’s Amended and Restated Certificate of Incorporation as in effect at such time), (ii) the Company redeems the shares of Class A common stock sold in its initial public offering in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Class A common stock if it does not consummate an initial business combination by , 2022 (or by ___________, 2023, if such period is extended pursuant to the Company’s Amended and Restated Certificate of Incorporation as in effect at such time), or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective shares of Class A common stock in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks stockholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.